FIRST AMENDMENT TO THE
            CONTRACT OF SALE OF TIMESHARE RECEIVABLES WITH RECOURSE

         THIS FIRST AMENDMENT to the Contract of Sale of Timeshare Receivables With Recourse is made as of the fifteenth (15th) day of June, 1997, by and between VCA-Tucson Incorporated, an Arizona corporation, with offices located at 2111 East Highland, Suite 210, Phoenix, Arizona 85016 ("VCA-Tucson"), ILX Incorporated, an Arizona corporation, with offices located at 2111 East Highland, Suite 210, Phoenix, Arizona 85016 and Resort Funding, Inc, a Delaware corporation, with offices located at Two Clinton Square, Syracuse, New York, 13202 ("RFI"). First ("Amendment").

         WHEREAS, VCA-Tucson and RFI entered into a Contract of Sale of Timeshare Receivables with Recourse dated October 20, 1995 ("Contract of Sale") pursuant to the terms of which RFI agreed to purchase from VCA-Tucson and VCA-Tucson agreed sell to RFI Eligible Receiveables, as that term is defined therein, generated from the sale of timeshare interval units in a project known as Varsity Clubs of America: Tucson Chapter ("Project").

         WHEREAS, pursuant to the terms of an Acquisition and Development Loan Agreement and a First Amendment thereto of even dated herewith, (collectively the "A&D Loan Agreement") VCA-Tucson desires to borrow an additional Five Hundred Fifty Thousand Dollars ($550,000.00) for the development of the Project;

         WHEREAS, in order to obtain such additional borrowing and a reduction in the interest rate applicable to the Acquisition and Development Loan Agreement VCA-Tucson has agreed to pay to RFI an equity kicker for each interval unit sold in the Project, as more fully described below;

         WHEREAS, VCA-Tucson and RFI have agreed to amend the terms of the Contract of Sale and the A&D Loan Agreement to evidence and secured such additional borrowing.

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The third sentence of Section 2.9 is hereby deleted and replaced with the following:

"In addition to the release fees Maker shall pay to Holder an equity kicker for each Annual Interval Unit sold in the Project in the amount of One Hundred Dollars ($100.00) and for each bi-annual interval unit sold in the project in the amount of Fifty Dollars ($50.00). The equity kicker shall be paid only with respect to the sales of Interval Units in Varsity Clubs of America: Tucson Chapter and not with respect to any other timeshare intervals sold at the Project. The Loan shall be evidenced by a promissory note ("Note") in a principal amount not to exceed Six Million Five Hundred Fifty Thousand Dollars ($6,550,000.00). The payment of such equity kicker shall survive and continue after the Note is satisfied and all amounts due under the Note have been paid in full."
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2.       All  provisions  of the  Contract  of Sale  are  hereby  confirmed  and ratified except as specifically set forth herein, in this event the provisions of this First Amendment shall prevail.

RESORT FUNDING, INC.                        VCA TUCSON INCORPORATED


By: /s/ Thomas J. Hamel                     By: /s/ Joseph P. Martori
        --------------------------                  ---------------------------
        Thomas J. Hamel, President                  Joseph P. Martori, Chairman


                                            ILX INCORPORATED


                                            By: /s/ Joseph P. Martori
                                                    ---------------------------
                                                    Joseph P. Martori, Chairman
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